Exhibit 99.1

Summary of Director Compensation

        Employee directors receive no additional compensation for serving on the Board of Directors of Winnebago Industries, Inc. (the “Company”) or Committees of the Board. Non-employee directors receive a retainer of $2,083.34 per month or $25,000 per year, a $1,000 per day attendance fee for Board and Committee meetings attended in person (Committee Chairmen receive a $2,000 attendance fee for Committee meetings attended in person, which fee is in addition to other Board and Committee attendance fees) and a $500 fee for participation in any Board or Committee meetings held telephonically. Directors are also reimbursed for customary and usual travel expenses.

        In addition, each non-employee director under the Company’s 2004 Incentive Compensation Plan (the “Incentive Compensation Plan”) annually receives options for 4,000 shares of the Company’s Common Stock. Newly elected non-employee directors are granted non-qualified stock options for 10,000 shares of the Company’s Common Stock.

        Under the Company’s Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”), each of the non-employee directors may elect to receive their fees and retainers as members of the Board of Directors and Committees of the Board in a form other than as direct payments.

        The Incentive Compensation Plan and the Directors’ Deferred Compensation Plan and the forms of awards thereunder are filed as exhibits to the Company’s Annual Report on Form 10-K and the compensation, plans and agreements referenced above are discussed in further detail in the Company’s Proxy Statement relating to its Annual Meeting of Shareholders.